Exhibit 99.1

CleanTech Acquisition Corp. Announces the Separate Trading of its Common Stock, Rights and Warrants, Commencing August 4, 2021

NEW YORK, July 30, 2021 (GLOBE NEWSWIRE) -- CleanTech Acquisition Corp. (the "Company") announced today that, commencing August 4, 2021, holders of the units sold in the Company’s initial public offering completed on July 19, 2021, may elect to separately trade the shares of common stock, rights and warrants included in such units on The Nasdaq Capital Market (“Nasdaq”).

No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The common stock, rights and warrants that are separated will trade on Nasdaq under the symbols "CLAQ," "CLAQR" and "CLAQW," respectively. Those units not separated will continue to trade on Nasdaq under the symbol “CLAQU.” Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into ordinary shares and warrants.

The units were initially offered by the Company in an underwritten offering. Chardan acted as sole book-running manager of the offering. A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the "SEC") on July 14, 2021. The offering was made only by means of a prospectus, copies of which may be obtained by contacting Chardan, 17 State Street, 21st Floor, New York, New York 10004. Copies of the registration statement can be accessed through the SEC's website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About CleanTech Acquisition Corp.

CleanTech Acquisition Corp. is a blank check company formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. While CleanTech Acquisition Corp. may pursue an initial business combination in any region or sector, CleanTech Acquisition Corp. will seek to identify, through its management team’s experience and expertise, a business that aims to contribute towards the mission of shifting the world away from carbon dependency and facilitating a greener future.

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements, including the Company’s search for an initial business combination, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Contact:

Eli Spiro

Chief Executive Officer, CleanTech Acquisition Corp.

(917) 699-5990